Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Arcadia Biosciences, Inc. and subsidiary dated April 3, 2015 (April 29, 2015 as to the subsequent events described in Note 16 and May 10, 2015 as to the effects of the one-for-four reverse stock split described in Note 16), appearing in the Registration Statement No. 333-202124 on Form S-1 of Arcadia Biosciences, Inc.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
May 15, 2015